FOR MORE INFORMATION:  Michael R. Cox
Phone  765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports 6% Revenue Increase, Profit for Third Quarter Fiscal 2005

WEST LAFAYETTE, Ind., August 10, 2005 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its third fiscal quarter and nine months ended June 30, 2005.

Revenue for the third fiscal quarter of 2005 increased 6% to $11.3 million compared to $10.6 million for the third fiscal quarter of the prior year. Net income for the third fiscal quarter of 2005 was $356,000, or $0.07 per diluted share, versus a net income of $635,000, or $0.13 per diluted share, for the third fiscal quarter of 2004. The increases in revenues were the result of an 18% increase in service revenues driven by strong demand for the Company’s laboratory services, partially offset by a 24% decline in product revenues. Sales of the Company’s line of Culex automated blood sampling systems were down in the quarter.

Cost of revenue for the third fiscal quarter was $6.3 million, or 56% of revenue, compared to $6.4 million, or 60% of revenue, in the same period last year. This improvement in margin was the result of higher utilization of the Company’s laboratory capacity where costs are relatively fixed, compared to the comparable quarter in the prior year.

Operating expenses were $4.1 million for the quarter, an increase of $1.1 million over the third quarter of fiscal 2004. This increase is primarily attributable to rent on the Baltimore facility, which was previously owned, to underutilization of capacity there resulting in higher charges to administration, and to depreciation on new facilities placed in service.

Revenue for the nine months ended June 30, 2005 increased 7% to $30.1 million, compared to $28.1 million for the similar period of the prior year. The net loss for the nine months was $(137,000), or $(0.03) per diluted share, versus net income of $2,000, or $0.00 per diluted share, for the first nine months of fiscal 2004. The increase in revenues was the result of a 24% increase in service revenues and a 29% decrease in product revenues.

Cost of revenue for the current nine months was $18.9 million, or 63% of revenue, compared to $19.0 million, or 68% of revenue, in the same period last year. The higher margin experienced year-to-date is the result of better utilization of laboratory capacity in the current quarter.

The increase in operating expenses of $1.9 million to $10.4 million for the nine months was the result of the same factors cited in the current quarter.

Income before taxes improved to $163,000 for the nine months ended June 30, 2005, compared to a loss of $(73,000) in the same period of the previous year. As a result of a year-to-date operating loss in the UK for which no tax benefit was provided, net results, after provision for taxes on US income, was a loss.

Peter T. Kissinger, Chairman and CEO said, “We saw very strong performance from our US bioanalytical laboratories in the third quarter of fiscal 2005, which brought our year-to-date results, before taxes, back to a profit. We experienced a second consecutive quarterly decline in product revenue. Sales of leading Culex products improved over the second quarter, although we did not have the major orders we had in the third quarter of fiscal 2004. Our toxicology testing operations experienced their first profitable quarter of the year, which is encouraging, and our bioanalytical laboratories ran very nearly at capacity during the quarter.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Service revenue	$9,078	$7,684	$23,910	$19,270
Product revenue	2,226	2,948	6,226	8,789

Total revenue	11,304	10,632	30,136	28,059

Cost of service revenue	5,434	5,217	16,570	15,493
Cost of product revenue	844	1,191	2,352	3,503

Total cost of revenue	6,278	6,408	18,922	18,996

Gross profit	5,026	4,224	11,214	9,063

Operating expenses:
Selling	718	672	1,919	1,963
Research and development	261	260	653	801
General and administrative	3,115	2,054	7,781	5,686

Total operating expenses	4,094	2,986	10,353	8,450

Operating income	932	1,238	861	613

Interest income	2	2	7	5
Interest expense	(250)	(306)	(782)	(720)
Other income (expense)	78	21	56	36
Gain (loss) on sale of property and equipment	34	(10)	21	(10)

Income (loss) before income taxes	796	945	163	(73)

Income taxes	(440)	(310)	(300)	75

Net income (loss)	$356	$635	$(137)	$2

Net income (loss) per share:
Basic	$0.07	$0.13	$(0.03)	$0.00
Diluted	$0.07	$0.13	$(0.03)	$0.00

Weighted common and common equivalent
shares outstanding:
Basic	4,871	4,870	4,870	4,857
Diluted	5,020	5,150	4,870	4,902